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                                                            Exhibit 12

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                   UNITED TECHNOLOGIES CORPORATION
                           AND SUBSIDIARIES

    STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                                Six Months Ended
                                                                    June 30,
 In Millions of Dollars                                        1998           1997
 Fixed Charges:
   Interest on indebtedness                             $         96   $         97
   Interest capitalized                                            6              5
   One-third of rents*                                            41             43

   Total Fixed Charges                                  $        143   $        145

 Earnings:
   Income before income taxes and minority interests    $        981   $        880

   Fixed charges per above                                       143            145
   Less: interest capitalized                                     (6)            (5)
                                                                 137            140

   Amortization of interest capitalized                           16             19

   Total Earnings                                       $      1,134   $      1,039

 Ratio of Earnings to Fixed Charges                             7.93           7.17



* Reasonable approximation of the interest factor.
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